As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-181737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SP Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-3347359
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5224 West Plano Parkway, Plano, Texas	75093
(Address of Principal Executive Offices)	(Zip Code)

SP BANCORP, INC. 2012 EQUITY INCENTIVE PLAN

SHAREPLUS BANK 401(K) PLAN

(Full title of the plan)

Jeffrey L. Weaver

President and Chief Executive Officer

5224 West Plano Parkway

Plano, Texas 75093

(Name and address of agent for service)

(972) 931-5311

(Telephone number, including area code, of agent for service)

With copies to:

Ryan R. Cox, Esq.

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219-7673

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed by SP Bancorp, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on May 29, 2012 (File No. 333-181737) (the “Registration Statement”). The Registration Statement registered (a) 241,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and 172,500 options to purchase shares of Common Stock (the “Stock Options”) in accordance with the terms of the 2012 Equity Incentive Plan, and (b) an indeterminate amount of interests to be offered or sold pursuant to the SharePlus Bank 401(k) Plan (f/k/a the SharePlus Federal Bank 401(k) Plan) (the “Participation Interests”).

On May 5, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Green Bancorp, Inc., a Texas corporation (“Green”), and Searchlight Merger Sub Corp., a Maryland corporation and a wholly owned subsidiary of Green (“Merger Sub”). Pursuant to the Merger Agreement, among other transactions, on October 17, 2014, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Green (collectively, the “Merger”).

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1, all of the shares of Common Stock, all of the Stock Options and any Participation Interests that were registered under the Registration Statement but remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plano, State of Texas, on October 17, 2014.

SP Bancorp, Inc.

By:	/s/ Jeffrey L. Weaver
Name:	Jeffrey L. Weaver
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.